Exhibit 99.1

                  THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement") is entered into as of April 1, 2011 (the "Effective Date") by and between Medical Care Technologies Inc., a Nevada corporation ("MDCE"), and LOW Sze Man, an individual experienced in business and administrative management in the People’s Republic of China (the "Management Person").

RECITALS
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                  A. MDCE, through its Hong Kong and Chinese subsidiaries, is engaged in the business of providing healthcare services to children in China and related medical and ancillary services (the "Pediatric Practice"). MDCE i) desires to devote its time and effort towards finding suitable administrative staff for its Pediatric Practice and ii) desires to delegate certain administrative and managerial functions related to operations involved in the establishment of a Pediatric Practice in the City of Dongguan.

                  B. The Management Person is an individual engaged in the business of providing management, administrative, information technology, and related services to professional organizations.

                  C. The Management Person and MDCE desire to enter into this Agreement, pursuant to which the Management Person will provide certain management, administrative, and other services to MDCE.

                  NOW, THEREFORE, MDCE and the Management Person hereby agree as follows:

AGREEMENT
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ARTICLE I
RELATIONSHIP OF THE PARTIES

1.1      Retention.
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         MDCE retains the Management Person to provide all of the management and related services identified or referenced in Section 2 and as otherwise required by MDCE (collectively, the "Management Services"), and the Management Person accepts such retention and will provide the Management Services.

1.2      Exclusivity.
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         During the term of this Agreement, the Management Person will exclusively provide all management and administrative services utilized by MDCE only up to the opening or establishment of a Pediatric Practice in the City of Dongguan; provided, however, that MDCE may, at its sole discretion and cost, enter into contracts for accounting, legal, consulting, or other professional or advisory services prior to the establishment of a Pediatric Practice in the City of Dongguan. Such services will be in addition to, and not in replacement of, the services provided by the Management Person to MDCE.

1.3      Relationship of Parties.
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         The Management Person and MDCE intend to act and perform as independent contractors, and this Agreement is not intended to create any partnership, joint venture, or employment relationship between the parties.

ARTICLE II
MANAGEMENT SERVICES

2.1      Management Services Generally.
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At no time shall Management Services to be rendered hereunder include investor, public relations or marketing and advertising services.

                  (a) The Management Person will be the sole and exclusive manager and administrator of all day-to-day business in the procurement of the Pediatric Practice opening in the City of Dongguan for MDCE. The Management Person will provide all of the management and administrative services reasonably required by MDCE in connection with the provision of the Pediatric Practice opening.

                   (b)The Management Person may enter into arrangements with outside services and suppliers as the Management Person reasonably deems necessary in connection with the provision of the Management Services.

2.2      Premises.
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                  (a) In the process of finding suitable premises for the opening and establishment of the Pediatric Practice, the Management Person will provide management and administrative services with respect to such location of such premises including without limitation, negotiation of leases, arranging for necessary leasehold improvements and repairs prior to opening the Pediatric Practice and other reasonably necessary or appropriate services related to MDCE's use of the premises, prior to its opening.

2.3      Administration, Finance and Accounting.
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         The Management Person will provide all administrative, financial, and accounting functions necessary for the opening of the Pediatric Practice.

2.4      Administrative Personnel.
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         The Management Person will source out and interview certain non-medical personnel necessary for the conduct of the Pediatric operations (collectively, "Administrative Personnel"), such as administration, accounting, billing and collection, and clinic support but at no time shall the Management Person bind MDCE to employee contracts relating to non-medical personnel.

2.5      Medical Personnel Recruiting.
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         The Management Person will, upon request by MDCE, assist MDCE in recruiting Medical Personnel. "Medical Personnel" means (i) physicians (including fellows and residents, if any) providing professional medical services who are employees or independent contractors of MDCE (sometimes referred to herein as "Pediatric Group Physicians") and (ii) physician assistants or extenders, nurse practitioners, and other health care professionals.

ARTICLE III
CONSIDERATION

3.1      Consideration.
         -------------------

         In consideration of the Management Person entering into this Agreement, MDCE will pay to the Management Person the consideration fee (the “Fee”) of US $50,000 for all management and administrative functions rendered prior to the opening of a Pediatric Practice or in connection with the establishment of a Pediatric Practice in the City of Dongguan.

If, for whatsoever reason, MDCE is unable to make cash payments to the Management Person for his Fee, then Management Person may have the option of accepting, as Fee compensation for Management Services rendered or to be rendered in connection with the establishment of a Pediatric Practice in the City of Dongguan, common stock shares of MDCE and MDCE agrees to issue to the Management Person (at Management Person’s direction as to individual designee) non-refundable, non-accountable, non-assessable compensation in the form of 3,500,000 S-8 common stock shares of MDCE in total subject to the conditions of this Section 3 (the "Shares"). All the Shares shall be issued by MDCE pursuant to the timely filing of a (Consultants and Advisors) Form S-8 Registration. All Shares are due and shall be issued upon acceptance by the U.S. Securities and Exchange Commission (“SEC”) of the Form S-8 Registration. The Shares shall be issued to LOW SZE MAN, pursuant to the provisions of the SEC rules governing S-8 Registrations.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MDCE

                  MDCE hereby represents and warrants to the Management Person, as of the Effective Date, as follows:

4.1      Organization; Good Standing; Qualification and Power.
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         MDCE is a publicly traded corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. MDCE has all requisite power and authority to carry on its business as now being conducted and as proposed to be conducted, to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. MDCE has delivered to the Management Person a true and correct copy of its articles of incorporation and its bylaws (or other similar agreements) (collectively, the "Governance Documents"), in effect on the date hereof.

4.2      Authority.
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         The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of MDCE. This Agreement has been duly and validly executed and delivered by MDCE and constitute the legal, valid and binding obligations of MDCE enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. Neither the execution, delivery or performance of this Agreement by MDCE nor the consummation by MDCE of the transactions contemplated hereby, nor compliance by MDCE with any provision hereof will conflict with or result in a breach of any provision of the Governance Documents, cause a default (with due notice, lapse of time or both), or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, bond, lease, mortgage, indenture, license or other instrument, obligation or agreement to which MDCE is a party or by which MDCE or any of its properties or assets may be bound (with respect to which defaults or other rights all requisite waivers or consents will have been obtained at or prior to the date hereof) or violate any law, statute, rule or regulation or order, writ, judgment, injunction or decree of any court, administrative agency or governmental body applicable to MDCE or any of its properties or assets.

4.3      Litigation, Etc.
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         There are no (a) actions, suits, claims, investigations or legal or administrative or arbitration proceedings pending or, to the best knowledge of MDCE, threatened against MDCE or any of its Dirctors or Officers or in connection with the establishment of the Pediatric Practice, whether at law or in equity, or before or by any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality or (b) judgments, decrees, injunctions or orders of any court, governmental department, commission, agency, instrumentality or arbitrator against MDCE, his respective assets or affecting the establishment of the Pediatric Practice.

4.4     Disclosure.
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         Neither this Agreement nor any other document, certificate or written statement furnished to the Management Person by or on behalf of MDCE in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There have been no events or transactions, or information which has come to the attention of MDCE, which, as they relate directly to MDCE or the establishment of the Pediatric Practice, could reasonably be expected to have a material adverse effect on the business, operations, affairs, prospects or condition of MDCE and the establishment of the Pediatric Practice.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE MANAGEMENT PERSON

                  The Management Person represents and warrants to MDCE, as of the Effective Date, as follows:

5.1      Organization, Good Standing and Power.
         -------------------------------------------------------

         The Management Person (a) is a businessman in good standing under the laws of People’s Republic of China and (b) has all requisite individual power and authority to carry on its business as now being conducted, to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

5.2      Authority.
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         The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Management Person. This Agreement has been duly and validly executed and delivered by the Management Person, and this Agreement is the valid and binding obligation of the Management Person, enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally.

ARTICLE VI
INDEMNIFICATION

6.1      Indemnification by MDCE.
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         MDCE will indemnify, hold harmless and defend the Management Person, its employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees and expenses), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) the performance of MDCE Services, including without limitation the performance of such services prior to the Effective Date, (ii) any other acts or omissions of MDCE, including without limitation any such acts or omissions that occurred prior to the Effective Date, or (iii) any breach of any term this Agreement (including without limitation, representations and warranties made herein and covenants undertaken hereby) by MDCE and/or their respective agents and/or subcontractors (other than the Management Person).

6.2      Indemnification by Management Person.
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         The Management Person will indemnify, hold harmless and defend MDCE, its partners, members, officers, directors, stockholders, employees, agents and independent contractors from and against any and all liabilities, losses, damages, claims, causes of action and expenses (including reasonable attorneys' fees and expenses), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of (i) the performance of Management Services, (ii) any other acts or omissions of the Management Person and its employees or (iii) any breach of or failure to perform any obligation under this Agreement (including without limitation, representations and warranties made herein and covenants undertaken hereby) by the Management Person and/or its agents, employees and/or subcontractors (other than MDCE).

ARTICLE VII
TERMINATION

7.1      Termination by MDCE.
         ------------------------------

         MDCE may terminate this Agreement effective immediately by giving written notice of termination to the Management Person (a) in the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by the Management Person or upon other action taken or suffered, voluntarily or involuntarily, under any Federal or state law for the benefit of debtors by the Management Person, except for the filing of a petition in involuntary bankruptcy against the Management Person which is dismissed within ninety (90) days thereafter (a "Bankruptcy Event"), (b) if the Management Person defaults in any material respect in the performance of any duty or obligation imposed upon it by this Agreement and the Management Person has not taken reasonable action commencing curing of such default within thirty (30) days after written notice thereof has been given to the Management Person by MDCE or the Management Person does not thereafter diligently prosecute such action to completion; or (c) if any of the representations and warranties made by the Management Person in Article V is untrue or misleading in any material respect, provided that MDCE has previously given written notice to the Management Person describing in reasonable detail the nature of the item in question and the Management Person has not cured such matter within thirty (30) days of such notice.

7.2      Termination by Management Person.
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         The Management Person may terminate this Agreement effective immediately by giving written notice of termination to MDCE (a) in the event of a Bankruptcy Event relating to MDCE, (b) if MDCE defaults in any material respect in the performance of any duty or obligation imposed upon it by this Agreement and MDCE has not taken reasonable action commencing curing of such default within thirty (30) days after written notice thereof has been given to MDCE by the Management Person or MDCE does not thereafter diligently prosecute such action to completion, (c) if any of the representations and warranties made by MDCE in Article IV is untrue or misleading in any material respect, provided that the Management Person will have previously given written notice to MDCE describing in reasonable detail the nature of the item in question and MDCE will not have cured such matter within thirty (30) days of such notice.

7.3      Effect of Termination.
         ----------------------------

                  (a) Upon the termination of this Agreement in accordance with the terms hereof, each party will pay in full and satisfy any and all outstanding obligations of the parties accruing through the effective date of termination, including those obligations set forth in this section.

                  (b) Upon the termination of this Agreement, the Consideration Fee described in Section 3.1 will be reconciled immediately following the termination date.

ARTICLE VIII
NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

8.1     Non-Disclosure.
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                  (a) Neither the Management Person nor MDCE, nor their respective employees, stockholders, consultants or agents may, at any time after the execution and delivery hereof, directly or indirectly disclose any Confidential or Proprietary Information relating to the other party hereto to any person, firm, corporation, association or other entity, nor will either party, or their respective employees, stockholders, consultants or agents make use of any of such Confidential or Proprietary Information for its or their own purposes or for the benefit of any person, firm, corporation or other entity except the parties hereto or any subsidiary or affiliate thereof. The foregoing obligation will not apply to any information which a party hereto can establish to have (a) become publicly known without breach of this Agreement by it or them, (b) to have been given to such party by a third party who is not obligated to maintain the confidentiality of such information, or (c) is disclosed to a third party with the prior written consent of the other party hereto.

                  (b) For purposes of this Article VIII, the term "Confidential or Proprietary Information" means all information known to a party hereto, or to any of its employees, stockholders, officers, directors or consultants, which relates to this Agreement, patient medical and billing records, trade secrets, books and records, supplies, pricing and cost information, marketing plans, strategies and forecasts. Nothing contained herein will prevent a party hereto from furnishing Confidential or Proprietary Information pursuant to a direct order of a court of competent jurisdiction.

ARTICLE IX
TERM

         Subject to such start-up procedures as the parties may agree upon for purposes of facilitating the transition of responsibilities required by this Agreement, the performance of services under this Agreement will commence as of April 1, 2011 and will expire on the sixth month of the Effective Date unless terminated earlier pursuant to the terms hereof (the "Base Term"). The Base Term of this Agreement will be automatically extended for successive one month terms but not to extend beyond the establishment and opening of the Pediatric Practice (each extension, together with the Base Term, the "Term") unless either party delivers written notice to the other party of its intent to not extend the Term of this Agreement. Such notice must be delivered not less than five (5) business days prior to the expiration of the then-current Term.

ARTICLE X
MISCELLANEOUS

10.1     Assignment.
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         Neither the Management Person nor MDCE will have the right to assign their respective rights and delegate their respective obligations hereunder without the prior written consent of the other party.

10.2     Notices.
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         All notices, requests, consents and other communications hereunder will be in writing and will be deemed sufficient if personally delivered, telecopied (with original sent by mail), sent by nationally-recognized overnight courier, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                           if to MDCE, to:

                           Medical Care Technologies Inc.
                           Room 815, No. 2 Building Beixiaojie
                           Dongzhimen Nei, Beijing 10009
                           Attention:  Ning C. Wu, President
                           Telecopier: (8610) 6407 0580

                           with a copy to:

            David Lubin and Associates PLLC
            10 Union Avenue, Suite 5
            Lynbrook, NY 11563
            Attention:  Mr. David Lubin
            Telecopier:  (516) 887-8250

                           if to Management Person, to:

                           LOW SZE MAN
                           Flat G, 19F, Block 3
                           Sung On Street, Kowloon, Hong Kong

or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication will be deemed to have been received (a) in the case of personal delivery and telecopier, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, and (c) in the case of mailing, on the third business day following the day on which the piece of mail containing such communication is posted.

10.3     Benefits of Agreement.
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         This Agreement will bind and inure to the benefit of any successors to or permitted assigns of the Management Person and MDCE.

10.4     Severability.
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         The parties intend and desire that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement is adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, will be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it will, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.5     Governing Law.
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         This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Nevada without giving effect to the laws and principles thereof, or of any other jurisdiction, which would direct the application of the laws of another jurisdiction.

10.6     Headings.
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         Section headings are used for convenience only and will in no way affect the construction of this Agreement.

10.7     Entire Agreement; Amendments.
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         This Agreement hereto contain the entire understanding of the parties with respect to its subject matter, and neither this Agreement nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by all of the parties against whom enforcement is sought.

10.8     Attorneys' Fees.
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         If a dispute or controversy arises out of or relating to this Agreement, the prevailing party will be entitled to recover from the other party all reasonable costs and expenses, including attorneys' fees and accountants' fees, incurred in connection with such dispute or controversy to the extent permitted by law.

10.9     Counterparts.
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         This Agreement may be executed in counterparts, and each such counterpart will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement.

10.10    Waivers.
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         Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

Medical Care Technologies Inc.

By:  /s/ Luis Kuo
Name:  Luis Kuo
Title: Chief Operations Officer

LOW SZE MAN

By: /s/ Low Sze Man
Name: LOW Sze Man
Title:  Management Person